Exhibit 10.2

EXECUTION VERSION

TRAEGER PELLET GRILLS LLC

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) dated as of September 25, 2017, by and between Traeger Pellet Grills LLC, a Delaware limited liability company (the “Company”), Jeremy Andrus (the “Employee”) and, solely for purposes of Sections 1(a) and 4 hereof, TGP Holdings LP, a Delaware limited partnership (“Holdings”). Capitalized terms used and not defined herein shall have the meanings assigned to them in the Agreement and Plan of Merger and Partnership Interest Purchase (the “Transaction Agreement”) by and among Traeger Pellet Grills Holdings LLC, TGP Holdings III Corp, TGP Holdings Merger Sub LLC, TCP Traeger Blocker Holdings L.P., Trilantic Capital Partners Associates V L.P. and TCP Traeger Holdings SPV LLC.

WITNESSETH

WHEREAS, the Employee and the Company previously entered into an Employment Agreement (the “Existing Agreement”) dated as of December 31, 2013 pursuant to which Employee has been employed by the Company as its President and Chief Executive Officer;

WHEREAS, the Company and the Employee desire to amend and restate the employment agreement on the terms and conditions set forth herein; and

WHEREAS, it is proposed that Traeger Pellet Grills Holdings LLC shall be acquired pursuant to the Transaction Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION AND DUTIES.

(a) GENERAL. The Employee shall continue to serve as the President and Chief Executive Officer of the Company under the Existing Agreement through the Closing and the “CEO Award” (as defined in Section 4(a)(i) hereof), shall not be made until the time of the Closing at which time the Employment Term as provided in Section 2 hereof shall commence. In this capacity, subject to the direction and authority of the Board (as defined below) and the applicable provisions of the Amended and Restated Limited Partnership Agreement of Holdings, dated as of September 25, 2017 (the “Partnership Agreement”), the Employee shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as may reasonably be assigned to the Employee from time to time that are not inconsistent with the Employee’s position, and during the Employment Term, the Company and Holdings shall not employ or engage anyone other than the Employee with any title or duties, functions or responsibilities which are equal or superior to the Employee’s title, duties, functions or responsibilities. The Employee shall be based in Utah. The Employee shall report directly to the Board of Directors of the general partner of Holdings (the “Board”). In addition, following the

Effective Date and so long as the Employee continues to serve as the Chief Executive Officer of the Company, the Company shall cause the Employee to be elected to serve as the Chief Executive Officer of Holdings and its general partner and on the Board without additional compensation other than benefits accruing to managers and directors of Holdings and its general partner generally, including without limitation regarding indemnification and D&O insurance.

(b) OTHER ACTIVITIES. During the Employment Term, the Employee shall devote substantially all of the Employee’s business time, energy, business judgment, knowledge and skill and the Employee’s best efforts to the performance of the Employee’s duties with the Company, provided that the foregoing shall not prevent the Employee from (i) with prior written notice to the Board, serving on the boards of directors (and board committees) of non-profit organizations, and, with the prior written approval of the Board, other for profit companies, (ii) participating in religious, charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Employee’s personal investments so long as such activities in the aggregate do not interfere or conflict with the Employee’s duties hereunder or create a potential business or fiduciary conflict. The Company has irrevocably authorized Employee’s serving as a director (or, in the case of those that are organized as limited liability companies, manager) of Cascata Packaging, LLC, Global Uprising, PBC Corporation (dba “Cotopaxi”), Wilson Electronics, LLC and Grow, Inc.

2. EMPLOYMENT TERM. Subject to the provisions of Section 1(a) hereof, the Company agrees to employ the Employee pursuant to the terms of this Agreement, and the Employee agrees to be so employed, for a term of one (1) year (the “Initial Term”) commencing as of the Closing (the “Effective Date”). On each anniversary of the Effective Date following the Initial Term, the term of this Agreement shall be automatically extended for successive one-year periods; provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least ninety (90) days prior to any such anniversary date. Notwithstanding the foregoing, the Employee’s employment hereunder may be earlier terminated in accordance with Section 6 hereof, subject to the provisions of Section 7 hereof. The period of time between the Effective Date and the last day of Employee’s employment hereunder shall be referred to herein as the “Employment Term.”

3. BASE SALARY. During the Employment Term, the Company agrees to pay the Employee a base salary at an annual rate of $530,450.18, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Employee’s Base Salary shall be subject to annual review by the Board (or a committee thereof), and may be increased from time to time by the Board. The base salary as determined herein and increased from time to time shall constitute “Base Salary” for purposes of this Agreement.

4. EQUITY MATTERS. Holdings intends to establish a management incentive equity pool consisting of fifteen percent (15%) of the fully diluted equity securities of Holdings as of the Effective Date. The Employee will be granted fifty percent (50%) of such equity pool (i.e., seven and one half percent (7.5%) of the fully diluted equity securities of Holdings) as of the Closing (the “CEO Award”), and the balance of the equity pool shall be awarded from time to time to other members of management of the Company in the discretion of the Board in consultation with the Employee. The incentive equity pool will consist of Class B Units of Holdings, and awards from the incentive equity pool (including the CEO Award) will be intended to qualify as “profits interests” for U.S. federal income tax purposes within the meaning of Revenue Procedures 93-27 and 2001-43. The CEO Award will be subject to the terms and conditions of the Management Unit Grant Agreement entered into by and between the Employee and Holdings, attached hereto as Exhibit A.

5. EMPLOYEE BENEFITS.

(a) BENEFIT PLANS. During the Employment Term, the Employee shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally or for its executive staff, subject to satisfying the applicable eligibility requirements, and except to the extent such plans are duplicative of the benefits otherwise provided hereunder. The Employee’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time as to its employees generally.

(b) VACATION TIME. During the Employment Term, the Employee shall be entitled to four (4) weeks of paid vacation per calendar year (as prorated for partial years) in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time.

(c) BUSINESS AND TRAVEL EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Employee shall be promptly reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by the Employee during the Employment Term and in connection with the performance of the Employee’s duties hereunder

(d) INDEMNIFICATION; D&O INSURANCE. Both during and after the Employment Term, regardless of the reason for termination, the Company hereby agrees to indemnify the Employee and hold the Employee harmless to the maximum extent permitted by law against and in respect of any and all actions, suits, proceedings, investigations, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Employee’s good faith performance of the Employee’s duties and obligations with the Company hereunder. The Company shall advance to the Employee as incurred any costs and expenses (including attorney’s fees) incurred in the defense of any such action, suit, proceeding or investigation; provided that any amount so advanced shall be promptly repaid by the Employee if it is finally determined by a court of competent jurisdiction that the Employee was not entitled to indemnification. The Company shall cover the Employee under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other active officers and directors. The foregoing obligations shall survive the termination of the Employee’s employment with the Company.

6. TERMINATION. The Employee’s employment and the Employment Term shall terminate on the first of the following to occur:

(a) DISABILITY. Upon ten (10) days’ prior written notice by the Company to the Employee of a termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Employee to perform the Employee’s material duties hereunder after reasonable accommodation due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any three hundred, sixty- five (365)-day period as determined by the Board in its reasonable discretion. The Employee shall cooperate in all respects with the Company if a question arises as to whether the Employee has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Employee’s condition with the Company).

(b) DEATH. Automatically upon the date of death of the Employee.

(c) CAUSE. Immediately upon written notice by the Company to the Employee of a termination for Cause. “Cause” shall mean:

(i) the Employee’s willful misconduct or gross negligence in the performance of the Employee’s duties to the Company which causes the Company material harm;

(ii) the Employee’s repeated willful failure to follow the lawful directives of the Board that are not inconsistent with this Agreement or the Partnership Agreement (other than as a result of death or physical or mental incapacity) which causes the Company material harm;

(iii) the Employee’s conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude if it impacts the reputation or goodwill of the Company;

(iv) the Employee’s performance of any material act of theft, embezzlement, fraud, dishonesty or misappropriation of the Company’s property;

(v) the Employee’s use of illegal drugs, or the Employee’s abuse of alcohol that materially impairs the Employee’s ability to perform the Employee’s duties contemplated hereunder; or

(vi) the Employee’s breach of this Agreement which causes the Company material harm.

Notwithstanding the foregoing, “Cause” shall not include or be predicated upon any act or omission by the Employee which is taken or made either (A) at the direction of the Board, (B) in good faith under the Employee’s reasonable belief that the act or omission was in the best interest of the Company, (C) pursuant to the advice of the Company’s counsel, or (D) to comply with a lawful court order, directive from a federal, state or local government agency or industry regulatory authority, or subpoena. The Company shall provide the Employee with a written notice detailing the specific circumstances alleged to constitute Cause within ninety (90) days after the Board (other than Employee) first knows, or with the exercise of reasonable diligence would know, of the occurrence of such circumstances, and any determination of Cause by the Company will be made by a resolution approved by a majority of the members of the Board (other than the Employee, as applicable) within thirty (30) days following the expiration of the Employee’s cure period followed by a termination of Employee’s employment within such thirty (30) day period, provided that no such determination or termination may be made until the Employee has been given written notice detailing the specific Cause event and a period of thirty (30) days following receipt of such notice to cure such event (if susceptible to cure) in all material respects to the reasonable satisfaction of the Board. Otherwise, any claim of such circumstances as “Cause” shall be deemed irrevocably waived by the Company. Notwithstanding anything to the contrary contained herein, the Employee’s right to cure shall not apply if there are habitual breaches by the Employee.

(d) WITHOUT CAUSE. Immediately upon written notice by the Company to the Employee of an involuntary termination without Cause (other than for death or Disability).

(e) GOOD REASON. Upon written notice by the Employee to the Company of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Employee, unless such events are fully cured (if susceptible to cure) in all material respects to the reasonable satisfaction of the Employee by the Company within thirty (30) days following written notification by the Employee to the Company, provided that the Company’s right to cure shall not apply if there are habitual breaches by the Company:

(i) material diminution in the Employee’s duties, authorities or responsibilities as in effect on the Effective Date (other than temporarily while physically or mentally incapacitated or as required by applicable law) or removal from any of the Employee’s offices, including as a member of the Board;

(ii) assignment to Employee of any duties inconsistent with Employee’s position, titles and offices as set forth above; or

(iii) the Company’s material breach of the Company’s obligations under this Agreement.

The Employee shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the Employee first knows, or with the exercise of reasonable diligence would know, of the occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s cure period as set forth above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Employee.

(f) WITHOUT GOOD REASON. Upon thirty (30) days’ prior written notice by the Employee to the Company of the Employee’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

(g) EXPIRATION OF EMPLOYMENT TERM; NON-EXTENSION OF AGREEMENT. Upon the expiration of the Employment Term due to a non-extension of the Agreement by the Company or the Employee pursuant to the provisions of Section 2 hereof.

7. CONSEQUENCES OF TERMINATION.

(a) DEATH. In the event that the Employee’s employment and the Employment Term ends on account of the Employee’s death, the Employee or the Employee’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 7(a)(i), 7(a)(ii) and 7(a)(iii) hereof to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):

(i) any unpaid Base Salary through the date of termination;

(ii) reimbursement for any unreimbursed business expenses incurred through the date of termination;

(iii) any accrued but unused vacation time in accordance with Company policy; and

(iv) all other accrued and vested payments, benefits or fringe benefits to which the Employee is entitled (including, without limitation, with respect to the equity awards contemplated in Section 4 hereof) in accordance with the terms and conditions of the applicable compensation or benefit plan, program or arrangement of the Company (collectively, Sections 7(a)(i) through 7(a)(iv) hereof shall be hereafter referred to as the “Accrued Benefits”).

(b) DISABILITY. In the event that the Employee’s employment and/or Employment Term ends on account of the Employee’s Disability, the Company shall pay or provide the Employee with the Accrued Benefits.

(c) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON OR AS A RESULT OF EMPLOYEE NON-EXTENSION OF THIS AGREEMENT. If the Employee’s employment is terminated (x) by the Company for Cause, (y) by the Employee without Good Reason, or (z) as a result of the Employee’s non-extension of the Employment Term as provided in Section 2 hereof, the Company shall pay to the Employee the Accrued Benefits.

(d) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON OR AS A RESULT OF COMPANY NON-EXTENSION OF THIS AGREEMENT. If the Employee’s employment by the Company is terminated (x) by the Company other than for Cause,

(y) by the Employee for Good Reason, or (z) as a result of the Company’s non-extension of the Employment Term as provided in Section 2 hereof, the Company shall pay or provide the Employee with the following:

(i) the Accrued Benefits;

(ii) an amount equal to the sum of the Employee’s monthly Base Salary rate (but not as an employee), paid monthly for a period of twelve (12) months following such termination; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of “Code Section 409A” (as defined in Section 20 hereof), any such payment scheduled to occur during the first sixty (60) days following such termination shall not be paid until the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto;

(iii) the CEO Award shall continue to vest as though the Employee had remained in the employ of the Company for an additional twelve (12) months following such termination; and

(iv) subject to (A) the Employee’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) the Employee’s continued copayment of premiums at the same level and cost to the Employee as if the Employee were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), and (C) the Employee’s continued compliance with the obligations in Sections 8, 9 and 10 hereof, continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Employee (and the Employee’s eligible dependents) for a period of twelve (12) months at the Company’s expense; provided that the Employee is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Employee obtains other employment that offers group health benefits, such continuation of coverage by the Company under this Section 7(d)(iv) shall immediately cease. Notwithstanding the foregoing, in the event that providing the foregoing coverage would result in the imposition of excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable), the parties hereby agree to negotiate in good faith to modify the foregoing provision in such manner as to avoid the imposition of such excise taxes while also maintaining, to the maximum extent reasonably possible, the original intent and economic benefits to the Employee and the Company under this Section 7(d)(iv).

Payments and benefits provided in this Section 7(d) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(e) OTHER OBLIGATIONS. Upon any termination of the Employee’s employment with the Company, the Employee shall promptly resign from any position as an officer, director or fiduciary of any Company-related entity, subject to any requirements of the organizational documents of the Company or the Partnership Agreement.

(f) EXCLUSIVE REMEDY. The amounts payable to the Employee following termination of employment and the Employment Term hereunder pursuant to Sections 6 and 7 hereof shall be in full and complete satisfaction of the Employee’s rights under this Agreement and any other claims that the Employee may have in respect of the Employee’s employment with the Company or any of its affiliates, and the Employee acknowledges that such amounts are fair and reasonable, and are the Employee’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Employee’s employment hereunder or any breach of this Agreement. Without in any way limiting the generality of the foregoing, and notwithstanding any provision of this Agreement to the contrary, the Employee’s rights and obligations with respect to the CEO Award and the securities issuance contemplated by Section 4(b) hereof shall remain subject to all of the terms and conditions set forth in the applicable award and subscription documentation and the Partnership Agreement.

8. RELEASE; MITIGATION; NO SET-OFFS. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement in connection with the Employee’s termination of employment beyond the Accrued Benefits shall only be payable if the Employee delivers to the Company and does not revoke a release of claims in favor of the Company substantially in the form of Exhibit B attached hereto. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. Except as otherwise expressly provided in Section 7(d)(iv) hereof, in no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, and such amounts shall not be offset by any amount received by the Employee from any other source. Subject to the provisions of Section 20(b)(v) hereof, the Company’s obligations to pay the Employee amounts hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by the Employee to the Company or any member of the Company Group.

9. RESTRICTIVE COVENANTS.

(a) CONFIDENTIALITY. During the course of the Employee’s employment with the Company, the Employee will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of Holdings, the Company and their directly or indirectly controlled subsidiaries (collectively, the “Company Group”), including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. The Employee agrees that the Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s assigned duties and for the intended benefit of the Company Group, either during the period of the Employee’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company Group’s part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Employee during the Employee’s employment by the Company (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Employee; (ii) becomes generally known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee; (iii) was or is disclosed to Employee by a third party who has the legal right to make such disclosure; or (iv) the Employee is required to disclose by applicable law, regulation or legal process (provided that the Employee provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at the Company’s expense in seeking a protective order or other appropriate protection of such information). Unless this Agreement is otherwise required to be disclosed under applicable law, rule or regulation, the terms and conditions of this Agreement shall remain strictly confidential, and the Employee hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than in the course of the Employee’s assigned duties and for the intended benefit of the Company Group and other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on the Employee’s conduct imposed by the provisions of this Section 9 who, in each case, agree to keep such information confidential.

(b) NONCOMPETITION. The Employee acknowledges that (i) the Employee will perform services of a unique nature for the Company that are irreplaceable, and that the Employee’s performance of such services to a competing business will result in irreparable harm to the Company Group, (ii) the Employee will have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company Group, and (iii) the Employee will generate goodwill for the Company Group in the course of the Employee’s employment. Accordingly, during the Employee’s employment hereunder and for a period of twelve (12) months thereafter, the Employee agrees that the Employee will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in substantial competition with the Company Group or in any other material business in which the Company Group is engaged on the date of termination or in which the Company Group has planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company Group conducts business. Notwithstanding the foregoing, nothing herein shall prohibit the Employee from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged, or of being a limited partner or member in an investment fund not controlled by the Employee, which fund is directly or indirectly an investor in a company that is, in competition with the Company Group, so long as the Employee has no active participation in the business of such company.

(c) NONSOLICITATION; NONINTERFERENCE. During the Employee’s employment with the Company and for a period of twelve (12) months thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any customer of the Company Group to purchase goods or services then sold by the Company Group from another person, firm, corporation or other entity or assist or aid any other person or entity in identifying or soliciting any such customer for such purpose, (ii) solicit, aid or induce any employee, representative or agent of the Company Group to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company Group, or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (iii) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company Group and any of the vendors, joint venturers or licensors of the Company Group. An employee, representative or agent shall be deemed covered by this Section 9(c) while so employed or retained and for a period of six (6) months thereafter unless such person’s status as such shall have been terminated by the Company Group or shall have been terminated by such person as a result of a “constructive discharge” (within the meaning of applicable law), in which case such person shall not be deemed to be covered by this Section 9(c). Notwithstanding the foregoing, the provisions of this Section 9(c) shall not be violated by general advertising or solicitation not specifically targeted at Company-related persons or entities.

(d) NONDISPARAGEMENT. Both during the Employment Term and at all times thereafter, regardless of the reason for termination, the Employee agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, members, agents or products other than in the good faith performance of the Employee’s duties to the Company while the Employee is employed by the Company. Both during the Employment Term and at all times thereafter, regardless of the reason for termination, the Company agrees to direct its executive officers and directors, while employed or providing services to the Company, not to make negative comments or otherwise disparage the Employee. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s executive officers and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.

(e) INVENTIONS, (i) The Employee acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, methods, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of the Employee’s work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by the Employee, solely or jointly with others, during the period of the Employee’s employment with the Company, or (B) suggested by any work that the Employee performs in connection with the Company, either while performing the Employee’s duties with the Company or on the Employee’s own time, but only insofar as the Inventions are related to the Employee’s work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). The Employee will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Employee will surrender them upon the termination of the Employment Term, or upon the Company’s request. The Employee will assign to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Employee’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Employee will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to the Employee from the Company. The Employee will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Employee from the Company, but entirely at the Company’s expense.

(i) In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Employee agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Employee. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, the Employee hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Employee’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Employee hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Employee has any rights in the results and proceeds of the Employee’s service to the Company that cannot be assigned in the manner described herein, the Employee agrees to unconditionally waive the enforcement of such rights. The Employee hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Employee’s benefit by virtue of the Employee being an employee of or other service provider to the Company.

(f) RETURN OF COMPANY PROPERTY. On the date of the Employee’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Employee shall return all property belonging to the Company Group (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). The Employee may retain the Employee’s rolodex and similar address books (in whatever form), calendar (in whatever form), social media accounts, and any documents directly related to the Company’s benefit plans in which the Employee participates or the equity securities in Holdings held by the Employee as contemplated by Section 4 hereof.

(g) REASONABLENESS OF COVENANTS. In signing this Agreement, the Employee gives the Company assurance that the Employee has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 9. The Employee agrees that the restraints under this Section 9 are necessary for the reasonable and proper protection of the Company Group and the Confidential Information and that each and every one of the restraints is reasonable in respect of subject matter (as of the date of this Agreement), length of time and geographic area (as of the date of this Agreement).

(h) REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(i) TOLLING. In the event of any violation of the provisions of this Section 9, the Employee acknowledges and agrees that the post-termination restrictions contained in this Section 9 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(j) SURVIVAL OF PROVISIONS. The obligations contained in Sections 5(d), 9 and 10 hereof, together with any other provision that survives termination of this Agreement by its terms, shall survive the termination or expiration of the Employment Term and the Employee’s employment with the Company and shall be fully enforceable thereafter.

10. COOPERATION. In connection with any termination of the Employee’s employment with the Company or as part of a process resulting in a sale of the Company, the Employee agrees to assist the Company, as reasonably requested by the Company, in its succession planning efforts to facilitate a smooth transition of the Employee’s job responsibilities to the Employee’s successor. In addition, upon the receipt of reasonable notice from the Company (including outside counsel), the Employee agrees that while employed by the Company and for a period of twelve (12) months thereafter, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Company, and will provide reasonable assistance to the Company Group and their respective representatives in defense of all claims that may be made against the Company Group, and will assist the Company Group (in a manner consistent with his status as Chief Executive Officer or former Chief Executive Officer of the Company) in the prosecution of all claims that may be made by the Company Group, to the extent that such claims may relate to the period of the Employee’s employment with the Company. To the extent that the Employee’s assistance under this Section 10 is requested following the Employee’s termination of employment, the Company shall use commercially reasonable efforts to (i) provide the Employee with as much advance notice as is reasonably practicable under the then existing circumstances in connection with any request for assistance under this Section 10, (ii) coordinate the scheduling of such assistance with the Employee in a manner that does not unreasonably interfere with the Employee’s subsequent employment or self-employment, and (iii) limit such assistance to the transition of the Employee’s duties and responsibilities to the Employee’s successor; provided, however, that in the event of a scheduling conflict with respect to the Employee’s subsequent employment, the Employee’s obligations to the Employee’s subsequent employer shall take precedence. During the Employment Term and for a period of twelve (12) months thereafter, the Employee agrees to promptly inform the Company if the Employee becomes aware of any lawsuit involving such claims that may be filed or threatened in writing against the Company Group which in the Employee’s reasonable determination would be reasonably expected to result in a material adverse effect on the Company. During the Employment Term and for a period of twelve (12) months thereafter, the Employee also agrees to promptly inform the Company (to the extent that the Employee is legally permitted to do so) if the Employee is asked to assist in any governmental investigation of the Company Group (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company Group with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Employee in complying with this Section 10, and, after the Employment Term, the Company shall pay the Employee a daily fee, in an amount (rounded down to the nearest whole cent) determined by dividing the Employee’s Base Salary as in effect on the date of termination by 365 (pro rated for partial days), for services rendered by the Employee in complying with this Section 10; provided that no such payment shall be required by the Company under this Section 10 during any period in which severance is being paid to the Employee pursuant to Section 7(d) hereof.

11. EQUITABLE RELIEF AND OTHER REMEDIES. The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 hereof would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security unless otherwise required by the court or applicable law. In the event of a determination by a court of competent jurisdiction that the Employee violated any of the provisions of Section 9 or Section 10 hereof and that such violation has had a material adverse effect on the Company, any severance being paid to the Employee pursuant to this Agreement or otherwise shall immediately cease.

12. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 12 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company; provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

13. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

At the address (or to the facsimile number) shown in the books and records of the Company.

If to the Company:

Traeger Pellet Grills LLC

9445 Southwest Ridder Road

Wilsonville, Oregon 97070

Attention: Board of Directors

Facsimile: (503) 594-2139

With copies (which shall not constitute notice) to:

AEA Investors LP

666 Fifth Avenue, 36th Floor

New York, NY 10103

Facsimile: (212) 702-0518

Attention: General Counsel

Email: bburns@aeainvestors.com

and

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention:        Steven Steinman

  Randi Lally

Facsimile No.: (212) 859-4000

Email:             steven.steinman@friedfrank.com

  randi.lally@friedfrank.com

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

15. SEVERABILITY. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

16. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17. GOVERNING LAW; JURISDICTION. This Agreement, the rights and obligations of the parties hereto related to employment matters, and all claims or disputes relating to employment matters, shall be governed by and construed in accordance with the laws of the State of Utah, without regard to the choice of law provisions thereof; provided that all matters related to corporate or securities law matters, including with respect to any equity securities issued to the Employee under Section 4 hereof or otherwise, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice of law provisions thereof. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Employee’s employment by the Company or any member of the Company Group, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Employee or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EMPLOYEE’S EMPLOYMENT BY THE COMPANY OR ANY MEMBER OF THE COMPANY GROUP, OR THE EMPLOYEE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Employee’s or the Company’s address as provided in Section 13 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware. The parties acknowledge and agree that in connection with any dispute hereunder, each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses.

18. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director of the Company as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto (if any) sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The terms “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

19. REPRESENTATIONS. The Employee represents and warrants to the Company that (a) the Employee has the legal right to enter into this Agreement and to perform all of the obligations on the Employee’s part to be performed hereunder in accordance with its terms, and (b) the Employee is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Employee from entering into this Agreement or performing all of the Employee’s duties and obligations hereunder.

20. TAX MATTERS.

(a) WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) SECTION 409A COMPLIANCE.

(i) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 20(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Code Section 409A, the Employee’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TRAEGER PELLET GRILLS LLC

By:	/s/ Mark Watkins
Name: Mark Watkins
Title: Chief Financial Officer

TGP HOLDINGS LP, solely for purposes of Section l(a) and Section 4 hereof
By: TGP Holdings GP Corp, its general partner

By:	/s/ Mark Watkins
Name: Mark Watkins
Title: Chief Financial Officer

[Signature Page to Employment Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EMPLOYEE

/s/ Jeremy Andrus
Jeremy Andrus

EXHIBIT A

[Management Unit Grant Agreement – To be attached.]

MANAGEMENT UNIT GRANT AGREEMENT

THIS MANAGEMENT UNIT GRANT AGREEMENT (this “Agreement”) is made as of [●], 2017 (the “Unit Issuance Date”), by and between Jeremy Andrus (the “Executive”) and TGP Holdings LP (the “Partnership”), a Delaware limited partnership. Capitalized terms not otherwise defined herein shall have the meaning set forth in the LP Agreement (as defined below).

RECITALS

WHEREAS, the Partnership desires to issue to the Executive Class B Units of the Partnership as of the Unit Issuance Date.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Grant. The Executive is hereby granted as of the Unit Issuance Date [●] Class B Units with a Threshold Equity Value of $0.00 (referred to herein as the “Incentive Units”). By execution of this Agreement, as of the Unit Issuance Date, the Executive is hereby made a party to the Limited Partnership Agreement of the Partnership dated September 25, 2017, as amended (the “LP Agreement”), and does hereby agree to be bound by, and subject to, all of the covenants, terms and conditions of the LP Agreement as a “Management Partner”. Execution and delivery of this Agreement by the Executive shall also constitute execution and delivery by it of the LP Agreement, without further action of any party.

2. Vesting. The Incentive Units shall vest in accordance with the following terms prior to a Termination of the Executive, except as specifically provided in Section 2(e):

(a) Time-Based Units. Forty percent (40%) of the Incentive Units will be subject to time-based vesting (the “Time-Based Units”). The Time-Based Units will vest 25% on December 31, 2018 and monthly thereafter in equal installments until December 31, 2021, except that all vesting of the Time-Based Units shall cease immediately upon termination of Executive’s employment with the Partnership, General Partnership or any of the Subsidiaries for any reason, or, if applicable, upon the Final Vesting Date. Upon the occurrence of a Sale of the Partnership (as defined below), any Time-Based Units that have not yet vested shall vest at the time of such event, provided that the Executive has not Terminated prior to such date, or if applicable, the Final Vesting Date shall not have occurred on or prior to such date.

(b) Ordinary Performance Units.

i.

Forty percent (40%) of the Incentive Units will be subject to performance-based vesting (the “Ordinary Performance Units”) as set forth in this Section 2(b). The Ordinary Performance Units are eligible to vest in each of the fiscal years ending on December 31 of 2018, 2019, 2020 and 2021 (each, a “Fiscal Year”), as described below except that, in the case of the Fiscal Year during which a Sale of the Partnership occurs, if the Sale of the Partnership shall occur on or after the last day of the first fiscal quarter of such year, Partnership EBITDA for such Fiscal Year shall be determined on an annualized basis based on Partnership EBITDA for the completed fiscal quarters of such Fiscal Year with such vesting occurring upon the Sale of the Partnership. The percentage of the total number of Ordinary Performance Units that may vest in each Fiscal Year is based on the Partnership’s achievement of the Minimum EBITDA and Target EBITDA, as follows:

Fiscal Year Ending:	Minimum EBITDA (in millions)	Target EBITDA (in millions)	Maximum Vesting Percentage
December 31, 2018	$71.5	$80.5	25%
December 31, 2019	$78.7	$99.0	25%
December 31, 2020	$86.5	$118.6	25%
December 31, 2021	$95.2	$138.3	25%

A.	If Partnership EBITDA is less than the Minimum EBITDA. If Partnership EBITDA is less than the Minimum EBITDA for such Fiscal Year, no Ordinary Performance Units shall vest for such Fiscal Year.

B.

If Partnership EBITDA is equal to or greater than the Target EBITDA. If Partnership EBITDA is equal to or greater than the Target EBITDA for such Fiscal Year, 25% of the Ordinary Performance Units shall vest for such Fiscal Year.

C.

If Partnership EBITDA is greater than the Minimum EBITDA and less than the Target EBITDA. If Partnership EBITDA is greater than the Minimum EBITDA and less than the Target EBITDA for such Fiscal Year, a portion of the Ordinary Performance Units shall vest, calculated on a straight line interpolation basis between 0% and 25% for such Fiscal Year.

D.

Catch-Up Provision. If the Target EBITDA is not met in a given Fiscal Year (each such year, a “Missed Year”), the unvested portion of the Ordinary Performance Units eligible to vest in the Missed Year (the “Missed Units”) will remain eligible to vest in one or more subsequent Fiscal Years, as described in this Section (2)(b)(i)(D). If the vested portion of the Ordinary Performance Units in a Fiscal Year (including the portion of the Fiscal Year

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during which the Sale of the Partnership occurs) following any Missed Year exceeds the vested portion of the Ordinary Performance Units in any prior Missed Year(s) (such subsequent year, a “Made Year”), the Missed Units will vest such that the total vested percentage of Ordinary Performance Units attributable to the Missed Year shall equal the vested percentage of Ordinary Performance Units attributable to the Made Year. By way of example, if 12.5% of the Ordinary Performance Units vest in the year ending December 31, 2018 and 25% of the Ordinary Performance Units vest in the year ending December 31, 2019, the Ordinary Performance Units attributable to the December 31, 2018 year will be fully vested.

E.

Sale of the Partnership. Upon a Sale of the Partnership occurring on or prior to December 31, 2021, any unvested Ordinary Performance Units for the Fiscal Year during which the Sale of the Partnership occurs shall immediately vest in a percentage equal to a fraction, (i) the numerator of which is the number of Ordinary Performance Units that have vested in the Fiscal Years completed (including the annualized fiscal year during the Sale of the Partnership occurs) prior to the Sale of the Partnership and (ii) the denominator of which is the number of Ordinary Performance Units that were eligible to vest in the Fiscal Years completed (including the annualized fiscal year during the Sale of the Partnership occurs) prior to the Sale of the Partnership. Subject to the achievement of the 2x MOIC Condition, any Ordinary Performance Units allocated to any Fiscal Year after the Sale of the Partnership shall be forfeited.

ii.

Notwithstanding the foregoing, any unvested Ordinary Performance Units will vest upon achievement by AEA of a MOIC of at least 2.0 (the “2x MOIC Condition”); provided, that, if the 2x MOIC Condition is not achieved as of the Performance Condition End Date, this Section 2(b)(ii) shall no longer apply.

(c) Extraordinary Performance Units. Twenty percent (20%) of the Incentive Units (the “Extraordinary Performance Units”) will vest upon achievement by AEA of a MOIC of at least 3.0 (the “3x MOIC Condition”). Upon the Performance Condition End Date, to the extent the 3x MOIC Condition has not been achieved, the Extraordinary Performance Units shall be terminated without any consideration therefor.

(d) Accelerated Vesting. The Board may, in its sole discretion, vest any and/or all of the unvested Incentive Units hereunder at such other time or times and based on such conditions as the Board determines in its sole discretion.

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(e) Certain Terminations1. In addition, in the event that Executive incurs a termination of employment by the Partnership or its Subsidiaries without Cause, by Executive for Good Reason or as a result of Traeger Pellet Grills LLC’s (the “Company”) non-extension of the “Employment Term” (as defined in the Amended and Restated Employment Agreement by and between Executive, the Partnership and the Company, dated as of the date hereof (the “Employment Agreement”)) as provided in Section 2 of the Employment Agreement, then the unvested portion of the Incentive Units shall remain outstanding and shall become vested or be forfeited in accordance with the terms and conditions of this Agreement as if Executive had remained in the continued employment or other service of the Partnership or its Subsidiaries through the date that is one (1) year following the date of such termination (the “Final Vesting Date”).

(f) Certain Valuations2. The (i) term FMV of the Partnership in the context of a purchase of Units in connection with a Termination (including pursuant to Section 12.06 of the LP Agreement), a determination of the Conversion Number for purposes of Section 13.02 of the LP Agreement, an Involuntary Transfer, a Transfer to the Partnership contemplated by clause (2) of the proviso at the end of the first sentence of Section 12.01(b) of the LP Agreement means the fair market value of the Partnership’s equity capital assuming all of the Partnership’s assets (including goodwill) were sold to a Third Party (including in such defined term for purposes of this definition any Interest Holder and not just AEA and its partners and Affiliates) in an arm’s length transaction and subtracting therefrom the amount of all of the Partnership’s liabilities as agreed by Executive and the Partnership, (ii) value of any Deemed Additional Proceeds (as defined below) means the value of such as agreed by the Executive and the Partnership and (iii) Conversion Number for purposes of Section 14.02 of the LP Agreement if such shall be determined other than by reference to the midpoint of the valuation range set forth on the cover page of the last preliminary prospectus filed with the Securities and Exchange Commission prior to the completion of the Initial Public Offering; provided that if the Executive and the Partnership are unable to agree on such value within a reasonable period of time (not to exceed fifteen (15) calendar days), then such value shall be determined by a nationally recognized investment banking, accounting or valuation firm jointly selected by Executive and the Partnership) and the determination of such firm shall be final and conclusive, and the fees and expenses of such valuation firm shall be borne equally by Executive and the Partnership. In so determining value, an orderly sale transaction between a willing buyer and a willing seller shall be assumed, using valuation techniques then prevailing in the securities industry without regard to the lack of liquidity due to restrictions (contractual or otherwise) applicable thereto or any discount for minority interests and assuming full disclosure of all relevant information and a reasonable period of time for effectuating such sale and assuming the sale of all of the assets of the Partnership.

(g) Definitions. For purposes of this Agreement:

i.	“AEA” means AEA Investors Fund VI, L.P. and its parallel funds, and, for the sake of clarity, does not include any AEA mezzanine fund sponsored by AEA Investors LP.

[1]	Note to Draft: Jeremy Andrus agreement only.
[2]	Note to Draft: Jeremy Andrus agreement only.

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ii.	“Beneficially Own” means beneficial ownership as determined under Rule 13d-3 promulgated under the Exchange Act.

iii.

“Equity Securities” means equity securities of any kind of the Partnership acquired by AEA (including (x) any and all equity securities of any kind whatsoever of the Partnership which may be issued in respect of, or in exchange for, any equity securities (the “Original Securities”) pursuant to a merger, consolidation, stock split, stock dividend or recapitalization or otherwise (in which event the amount paid for such securities shall be the amount paid by AEA for the Original Securities) and (y) any rights to acquire any equity securities of the Partnership). For the avoidance of doubt, Equity Securities shall not include debt securities, whether or not convertible into equity securities.

iv.

“IPO” means the initial bona fide underwritten public offering and sale of Units pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) filed under the Securities Act.

v.	“MOIC” means a fraction, (x) the numerator of which is equal to the Proceeds and (y) the denominator of which is equal to all amounts invested in Equity Securities by AEA.

vi.	“Partnership EBITDA” shall mean, for any applicable period, the Partnership’s consolidated earnings for such period, adjusted for each of the following:

A.	plus consolidated interest expense for such period;

B.	plus consolidated amortization expense for such period;

C.	plus consolidated depreciation expense for such period;

D.	plus consolidated tax expense for such period;

E.	plus consolidated non-recurring costs and expenses incurred for restructuring activities, by way of mergers and conversions;

F.	plus consolidated non-recurring costs associated with litigation and claims involving the Company;

G.	plus or minus consolidated gain or loss on disposal of assets;

H.	plus consolidated equity issuance costs and equity-based compensation expenses;

I.	plus consolidated debt financing related costs, including refinancing transaction costs;

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J.	plus consolidated net losses from discontinued operations;

K.	plus consolidated management, administrative or similar fees and expenses payable to AEA or any other equity holder;

L.	plus consolidated costs and expenses associated with any acquisition, whether pursuant to an asset purchase, merger, equity purchase or otherwise, and whether or not ultimately consummated;

M.	plus consolidated write-downs or impairment of intangible assets;

N.	plus consolidated adjustments from any quality of earnings review; and

O.	plus any consolidated costs deemed one-time, extraordinary or non-recurring in nature as approved by the Board, or a committee designated thereby;

each as calculated in good faith by the Board, all as determined in accordance with U.S. generally accepted accounting principles consistently applied. Ordinary Performance Units with respect to a Fiscal Year shall be considered vested as of December 31 of such year or the date of the Sale of the Partnership, as applicable, based on the computation of EBITDA even though EBITDA shall not be computed until after such date; provided, however, that if any Ordinary Performance Units become vested after the Executive has Terminated, the vesting date shall be substituted for the Executive’s date of Termination for purposes of Section 12.06 of the LP Agreement.

vii.

“Performance Condition End Date” means (i) the first date following an IPO on which AEA Beneficially Owns less than 25% of the total number of Equity Securities that were owned by AEA on the date of the IPO (subject to adjustment pursuant to Section 5 hereof), or (ii) in the sole discretion of the Board, the date on which a Sale of the Partnership occurs except that if the amount of the Deemed Additional Proceeds is less than one third (1/3rd) of the Proceeds determined without including the Deemed Additional Proceeds then the Performance Condition End Date shall be deemed to have occurred on the date of the Sale of the Partnership.

viii.

“Proceeds” shall include the following amounts (in each case, however, net of reasonable out of pocket expenses incurred by AEA (other than income, gains and other taxes) or reasonably expected to be incurred in connection with realization of such amounts): (i) the amount of cash received (or previously received by AEA) in connection with of a sale of Equity Securities by AEA, (ii) cash received (or previously received) by AEA in connection with the redemption of Equity Securities and (iii) cash dividends or distributions paid (or previously paid) by the Partnership to AEA (including in connection with a recapitalization). Any cash proceeds which are not actually received by AEA at the consummation of any

6

transaction but are subject to a contingency or future event (including cash proceeds placed in escrow and cash proceeds subject to an earn out) shall not, except as provided below in connection with the occurrence of the Performance Condition End Date, be included in the determination unless and until such proceeds are actually paid out to AEA. For the avoidance of doubt, the following shall not be considered Proceeds: any management, advisory or transaction fees paid to AEA or any principal or interest payments in respect of any debt securities of the Partnership held by AEA. For the avoidance of doubt, all amounts paid or payable to holders of equity compensation awards of any type shall not be considered cash received by AEA. Notwithstanding the foregoing, on the Performance Condition End Date, Proceeds shall include (the following items, the “Deemed Additional Proceeds”) (i) the Fair Market Value of all Equity Securities that will still be held by AEA immediately following the Performance Condition End Date, as well as the fair market value of any other securities or non-cash assets received by AEA in exchange for, or otherwise as a result of its holding of, Equity Securities and (ii) any cash proceeds placed in escrow (discounted as determined by the Board for the probability that such proceeds will be released) and any cash proceeds subject to an earn out (assuming for this purpose that such proceeds had been paid, discounted as determined by the Board for the probability that the conditions associated with any such earn out will actually be satisfied). If, as of the effectiveness of a Sale of the Partnership, the Board is permitted to, and does determine, that the Sale of the Partnership shall not result in the Performance Condition End Date, then if AEA has or will have received securities or other non-cash property in exchange for, or otherwise as a result of its holding of, any Equity Securities, such items shall not be included in the calculation of Proceeds in connection with such Sale of the Partnership and the Board shall instead provide for the assumption or substitution of the Ordinary Performance Units and Extraordinary Performance Units by the acquirer in a manner which preserves the value thereof.

ix.

“Sale of the Partnership” shall mean any transaction or series of transactions that results in, directly or indirectly, (i) the sale (structured as a merger, consolidation, business combination, sale or redemption of securities, recapitalization or otherwise) of at least a majority of the Units held by the AEA Partners in a bona fide arm’s-length transaction to (or, in the case of a redemption of Units, a redemption which results in the AEA Partners holding less than a majority of the Units previously held by them) any Third Party or group of Third Parties or (ii) a sale of all or substantially all of the assets of the Partnership or its Subsidiaries on a consolidated basis in a bona fide arm’s-length transaction to any Third Party or group of Third Parties.

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(h) For the sake of clarity, to the extent in connection with a Conversion effected pursuant to Article XIV of the LP Agreement any unvested Incentive Units are exchanged for or converted into any other securities, such securities shall not be eligible to be Transferred until the date on which the Incentive Units from which such securities derive would have become vested, except in a transaction permitted pursuant to Section 12.01(b) of the LP Agreement other than Section 12.01(b)(iii) or (iv) thereof.

3. Termination of Service. Subject to Section 2(e) hereof, upon the Executive’s Termination any unvested Incentive Units shall be forfeited without consideration and any vested Incentive Units shall be subject to repurchase by the Partnership as set forth in Section 12.06 of the LP Agreement.

4. Profits Interests. The Incentive Units are intended to constitute “profits interests” within the meaning of Internal Revenue Service Procedures 93-27 and 2001-43.

5. Equitable Adjustments. In the event of any sale or other extraordinary distribution (whether in the form of cash, Units, securities or other property), recapitalization, reorganization, merger, consolidation, issuance or exchange of Incentive Units, other ownership interests or other securities of the Partnership, or any other transaction or event that affects the Incentive Units held by Executive, then the Board shall in an equitable manner, (i) adjust any or all of (A) the number and kind of Incentive Units, other ownership interests or securities of the Partnership, or other securities or property with respect to which Incentive Units may be granted under the LP Agreement or (B) the number and kind of Incentive Units, other ownership interests or securities of the Partnership, or other securities or property subject to outstanding grants, and/or (ii) adjust any other terms of outstanding grants that are affected by such event to maintain the number, rights and terms of Incentive Units of the Executive granted hereby in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the LP Agreement and this Agreement. Any additional Units issued by operation of this Section 5 shall be considered to be Incentive Units.

6. Section 83(b) Election. As a condition subsequent to the grant of the Incentive Units, the Executive shall timely and validly make an election under Section 83(b) of the Code with respect to the Incentive Units substantially in the form attached hereto as Annex A (the “83(b) Election”), and deliver a copy of such 83(b) Election to the Partnership, in each case, promptly after the date of receipt of such Incentive Units and in any event within thirty (30) days after the date of such receipt. The Executive should consult his or her personal tax advisor regarding the consequences of the 83(b) Election, as well as the receipt, vesting, holding and sale of the Incentive Units issued hereunder.

7. Accredited Investor Questionnaire. The Executive has filled out the Accredited Investor Questionnaire attached hereto as Annex B and the information contained on Annex B as completed is accurate.

8. Waiver, Amendment. Neither this Agreement nor any provision hereof shall be waived, modified, changed, discharged or terminated except by an instrument in writing signed by the Partnership and the Executive against whom such waiver, modification, change, discharge or termination is sought.

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9. Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either the Partnership, as one party, or the Executive, as one party, without the prior written consent of the other party. Notwithstanding the foregoing, the Partnership may, without the prior consent of the Executive but with prior written notice to the Executive, assign all of its rights, remedies, obligations or liabilities arising hereunder to an Affiliate of the Partnership.

10. Spousal Consent. The spouse of the Executive, if any, shall execute the spousal consent attached hereto as Annex C to evidence his or her agreement and consent to be bound by this Agreement and the LP Agreement as to his or her interest, whether as community property or otherwise, if any, in the Incentive Units.

11. Entire Agreement. This Agreement and the other Transaction Documents sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and supersedes any and all prior agreements and understandings relating to the subject matter hereof. No representation, promise or statement of intention, written or oral, has been made by any party hereto which is not embodied in this Agreement and the other Transaction Documents or the written statements, certificates, exhibits or other documents delivered pursuant hereto or in connection with the transactions contemplated hereby, and no party hereto shall be bound by or liable for any alleged representation, promise or statement of intention not set forth herein or therein.

12. Severability. Each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

13. Section and Other Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

15. CONSENT TO JURISDICTION. EACH OF THE PARTIES HERETO SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF DELAWARE, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING

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ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT. EACH OF THE PARTIES HERETO WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. EACH PARTY HERETO AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION OR PROCEEDING MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS OF THE PARTY AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 18. NOTHING IN THIS SECTION 15, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY HERETO AGREES THAT A FINAL, NON-APPEALABLE JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

16. WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

18. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed effective and given upon actual delivery if presented personally, one Business Day after the date sent if sent by prepaid telegram, overnight courier service, telex, email or facsimile transmission or four Business Days if sent by registered or certified mail, return receipt requested, postage prepaid which shall be addressed to the following addresses:

If to the Partnership:

TGP Holdings LP

c/o AEA Investors LP

10

666 Fifth Avenue, 36th Floor

New York, NY 10103

Facsimile: (212) 702-0518

Attention: General Counsel

with a copy (which shall not constitute notice) to its counsel:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Steven Steinman

Facsimile No.: (212) 859-4000

Email: steven.steinman@friedfrank.com

If to the Executive:

to such address set forth on the signature page hereto or to such other address as may be designated in writing by the Executive to the Partnership.

19. Binding Effect. The provisions of this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective heirs, legal representatives, permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits, obligations or remedies of any nature whatsoever under or by reason of this Agreement, including third party beneficiary rights.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TGP HOLDINGS LP

By:
Name:
Title:

EXECUTIVE

By:
Jeremy Andrus

Executive’s Address:

[Signature Page to Management Unit Grant Agreement]

Annex A

ELECTION TO INCLUDE SECURITIES IN GROSS INCOME

PURSUANT TO SECTION 83(b) OF THE

INTERNAL REVENUE CODE

The undersigned hereby makes an election, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in gross income as compensation for services for calendar year 2017 the excess (if any) of fair market value of the equity interests described below over the amount paid for those equity interests.

The following information is supplied in accordance with Treasury Regulation §1.83-2I:

1. The name, address and social security number of the undersigned:

Jeremy Andrus

[Address]

Social Security No.:

2. A description of the property with respect to which the election is being made is an equity interest in TGP Holdings LP (the “Partnership”) that is identified as:

[______] Class B Units of the Partnership

3. The date on which the property was transferred: [________], 2017 (the “Transfer Date”). The taxable year for which such election is made: calendar year 2017.

4. The restrictions to which the property is subject: The Class B Units are subject to vesting provisions based primarily on the undersigned’s continued employment by, or provision of services to, the Partnership or its subsidiaries. Namely, the Class B Units will vest as follows: (i) for 40% of the Class B Units, 25% will vest on December 31, 2018 and the remainder will vest monthly thereafter until December 31, 2021, subject to the undersigned’s continued employment or deemed employment on the relevant vesting date; (ii) 40% of the Class B Units are subject to performance vesting based on attainment of a target EBITDA or attainment of a certain multiple of invested capital by the Partnership’s principal equityholder; and (iii) 20% of the Class B Units are subject to performance vesting based solely on the attainment of a certain multiple of invested capital by the Partnership’s principal equityholder. All unvested Class B Units held by the undersigned on the date of the undersigned’s termination of employment or deemed termination of employment with the Partnership or any of its subsidiaries will be automatically forfeited without any consideration being payable therefor.

5. The fair market value on the Transfer Date of the property with respect to which this election is being made, determined without regard to any lapse of restrictions and in accordance with Revenue Procedures 93-27 and 2001-43, is: $0.

6. The amount paid for such property is: $0.

7. The amount to include in gross income is: $0.

Dated: ________________________

Taxpayer Signature: ________________________

Print Name: ________________________

Annex B

Executive: Jeremy Andrus

ACCREDITED INVESTOR QUESTIONNAIRE

The following are “accredited investors” for purposes of the offering of the Units. Please check any and all boxes that apply. You must check at least one box:

☐	(i) Your individual net worth, or joint net worth with your spouse, as of the date indicated below, exceeds $1,000,000;

For purposes of this paragraph (i), “net worth” means your assets (excluding the value of your primary residence) minus your liabilities (excluding any debt secured by your primary residence), provided that:

1)	if the amount of the debt secured by your primary residence is greater than the estimated fair market value of your primary residence, you must include such excess amount as a liability;

2)

if you borrowed any amount secured by your primary residence within the 60 day period prior to the date indicated below, you must include such amount as a liability, unless such borrowing results from the acquisition of your primary residence.

If you cease to have at least $1,000,000 in net worth for any reason between the date indicated below and the date of your equity purchase or the date your equity award is made, as applicable, including by reason of borrowing additional amounts secured by your primary residence, you must notify the Partnership of your change in status.

☐

(ii) You had individual income[3] in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of those years, and you have a reasonable expectation of reaching the same income level in the current year; or

☐	(iii) None of the statements above apply.

Signature: _______________________________

State of Residence: ______

Date: __________________

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The term “individual income” means adjusted gross income as reported for federal income tax purposes, less any income attributable to a spouse or to property owned by a spouse, increased by the following amounts (but not including any amounts attributable to a spouse or to property owned by a spouse), and the term “joint income” means adjusted gross income as reported for federal income tax purposes, including any income attributable to a spouse or to a property owned by a spouse, increased by the following amounts (including any amounts attributable to a spouse or to property owned by a spouse): (i) the amount of any interest income received which is tax exempt under section 103 of the Internal Revenue Code; (ii) the amount of losses claimed as a limited partner in a limited partnership (as reported on Schedule E of Form 1040); and (iii) any deduction claimed for depletion under section 611 et seq. of the Internal Revenue Code.

Annex C

Consent of Spouse

The undersigned does hereby certify that he or she is the spouse of the Executive. I acknowledge that my spouse’s ownership in the Incentive Units shall be irrevocably subject to the restrictions and bound by the terms of this Agreement and the LP Agreement. I further understand and agree that my community property interest in such securities, if any, shall similarly be subject to said restrictions and bound by said terms. I agree to execute and deliver such documents as may be necessary to carry out the intent of the Agreement and the LP Agreement. The undersigned hereby appoints the undersigned’s spouse as attorney-in-fact for the undersigned with respect to any amendment or exercise of rights under this Agreement or the LP Agreement.

Spouse of Executive

☐	Check this box if this Consent of Spouse does not apply to the Executive.

EXHIBIT B

RELEASE

I, Jeremy Andrus, in consideration of and subject to the performance by Traeger Pellet Grills LLC (together with its subsidiaries, the “Company”), of its obligations under the Amended and Restated Employment Agreement dated as of September 25, 2017 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates (but only if such are included within the Company Group), subsidiaries and direct or indirect parent entities and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates (but only if such are included within the Company Group), subsidiaries and direct or indirect parent entities (collectively, the “Released Parties”) to the extent provided below (this “Release”). The Released Parties are intended to be third-party beneficiaries of this Release, and this Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. I understand that any payments or benefits paid or granted to me under Section 7 of the Agreement represent, in part, consideration for signing this Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 7 of the Agreement unless I execute this Release and do not revoke this Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or any member of the Company Group.

2. Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this Release arising from or relating in any way to my employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, 1 am not waiving (i) any right to the Accrued Benefits or any severance benefits to which I am entitled under the Agreement,

(ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents, Section 5(d) of the Agreement or otherwise, or (iii) my rights as an equity or security holder in the Company or any member of the Company Group.

6. In signing this Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a Release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company released hereunder, or in the event I should seek to recover against the Company in any Claim released hereunder brought by a governmental agency on my behalf, this Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of or have disclosed to the Company any pending claim of the type described in paragraph 2 above as of the execution of this Release.

7. I agree that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8. I agree that, except to the extent that disclosure is otherwise required by applicable law, rule or regulation, this Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this Release or the Agreement, except to my immediate family and any tax, legal or other professional advisors =that I have consulted or may consult regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

9. Any non-disclosure provision in this Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

10. I hereby acknowledge that Sections 7 through 13, 15, 17, and 18 through 20 of the Agreement shall survive my execution of this Release.

11. I represent that I am not aware of any claim by me other than the claims that are released by this Release and claims that I have disclosed to the Company. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this Release, may have materially affected this Release and my decision to enter into it.

12. Notwithstanding anything in this Release to the contrary, this Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

13. Whenever possible, each provision of this Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS RELEASE, I REPRESENT AND AGREE THAT:

1. I HAVE READ IT CAREFULLY;

2. I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING, BUT NOT LIMITED TO, RIGHTS

UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3. I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4. I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5. I HAVE HAD AT LEAST [21] [45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

6. I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7. I HAVE SIGNED THIS RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8. I AGREE THAT THE PROVISIONS OF THIS RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:		DATED:
Jeremy Andrus

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